EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter Earnings of $1.27 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended December 31, 2024

SPRINGFIELD, Mo., Jan. 21, 2025 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2024, were $1.27 per diluted common share ($14.9 million net income) compared to $1.11 per diluted common share ($13.1 million net income) for the three months ended December 31, 2023.

For the quarter ended December 31, 2024, annualized return on average common equity was 9.76%, annualized return on average assets was 1.00%, and annualized net interest margin was 3.49%, compared to 9.71%, 0.91% and 3.30%, respectively, for the quarter ended December 31, 2023.

Fourth Quarter 2024 Key Results:

  Net Interest Income: Net interest income for the fourth quarter of 2024 increased $4.4 million (or approximately 9.7%) to $49.5 million compared to $45.1 million for the fourth quarter of 2023 largely driven by higher interest income on loans. Annualized net interest margin was 3.49% for the quarter ended December 31, 2024, compared to 3.30% for the quarter ended December 31, 2023, and 3.42% for the quarter ended September 30, 2024.

  Asset Quality: Non-performing assets and potential problem loans totaled $16.6 million at December 31, 2024, a decrease of $2.5 million from $19.1 million at December 31, 2023. At December 31, 2024, non-performing assets were $9.6 million (0.16% of total assets), a decrease of $2.2 million from $11.8 million (0.20% of total assets) at December 31, 2023.

  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.06 billion and $346.4 million, respectively, at December 31, 2024. In addition, at December 31, 2024, the Company had unpledged securities with a market value totaling $354.9 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank.

  Capital: The Company’s capital position remained strong as of December 31, 2024, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2024, the Company’s Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 12.3%, Tier 1 Capital Ratio was 12.8%, and Total Capital Ratio was 15.4%. The Company’s tangible common equity to tangible assets ratio was 9.9% at December 31, 2024.

  Significant or Non-Recurring Item:
  In the quarter ended December 31, 2024, the Company expensed $2.0 million due to developments related to a litigation/contract dispute matter. Additional discussion of this matter is contained in the “Business Initiatives” section of this release. The inclusion of this item during the quarter ended December 31, 2024, decreased annualized return on average common equity and annualized return on average assets by 103 basis points and 10 basis points, respectively, and decreased earnings per common share by $0.13.

Selected Financial Data:

	Three Months Ended
	December 31,	December 31,	September 30,
	2024	2023	2024
	(Dollars in thousands, except per share data)
Net interest income	$49,534	$45,147	$47,975
Provision (credit) for credit losses on loans and unfunded commitments	1,556	(939)	1,137
Non-interest income	6,934	6,563	6,992
Non-interest expense	36,947	36,285	33,717
Provision for income taxes	3,043	3,219	3,623

Net income	$14,922	$13,145	$16,490

Earnings per diluted common share	$1.27	$1.11	$1.41

Great Southern President and CEO Joseph W. Turner commented, “Our performance for the full year 2024 highlights the resilience of our business model and our disciplined approach to navigating a complex economic and banking environment. For the full year, we reported net income of $61.8 million, or $5.26 per diluted common share, compared to $67.8 million, or $5.61 per diluted common share, in 2023. While the year over year earnings reflect a modest decline, they underscore our ability to balance costs, maintain robust asset quality, and consistently deliver value to our shareholders.

“Our fourth-quarter earnings of $14.9 million, or $1.27 per diluted common share, surpassed the $13.1 million, or $1.11 per diluted common share, recorded in the same period of 2023. This improvement was primarily driven by increased net interest income and strategic loan portfolio growth. These results, achieved despite rising funding costs compared to the prior year, underscore the resilience of our balance sheet and the stability of our operations. During the fourth quarter of 2024, we also recorded above-normal non-interest expense due to a non-recurring expense item discussed later in this earnings release and recorded a larger provision for losses on unfunded commitments due to significant growth in those commitments during the fourth quarter.

“Net interest income for the year totaled $189.1 million, a slight decrease from $193.2 million for 2023, as higher deposit costs offset increases in loan and investment income. Our net interest margin for the year was 3.42%, down from 3.57% in 2023. While the upward pressure on deposit costs persists, our proactive asset-liability management strategy has enabled us to capitalize on higher yields in our loan and securities portfolios, partially mitigating these challenges.

“Loan portfolio stability was a pivotal component of our 2024 performance. Gross loans grew by $100.5 million, or 2.2%, to $4.76 billion, with increases driven primarily by multi-family residential and commercial real estate lending. Our loan pipeline remains robust, reflecting continued demand across key markets.

“One of the standout achievements of 2024 was sustained strong asset quality. Non-performing assets declined by $2.2 million to $9.6 million, or 0.16% of total assets, at December 31, 2024, compared to 0.20% at December 31, 2023. This progress highlights the success of our proactive credit management practices and the benefits of a stable economic backdrop. At year-end, our allowance for credit losses remained strong at 1.36% of total loans.

“Our disciplined and strategic approach to expense management also contributed to our solid results. Non-interest expenses for the year were $141.5 million, consistent with 2023, even as we continued to invest in technology and operational efficiencies. These enhancements, coupled with our commitment to community-focused banking, have allowed us to deepen relationships with customers while ensuring operational excellence.

“In terms of capital management, stockholders’ equity increased by $27.7 million year-over-year to $599.6 million at year-end, ending 2024 with a tangible common equity to tangible assets ratio of 9.9% and strong regulatory capital ratios. This solid capital base provides a foundation that enables us to invest in growth initiatives while continuing to deliver returns to stockholders through our consistent quarterly dividend.

“As we move into 2025, we remain committed to managing our business prudently with a long-term focus, in what we expect will be a challenging operating environment. While we anticipate funding costs to stay elevated, our strong liquidity position and credit quality, coupled with our disciplined approach to growth, provide a solid base for continued success. I want to express my gratitude to our team members for their dedication and hard work, which make these achievements possible, and to our stockholders for their trust and confidence in our Company.”

NET INTEREST INCOME

	Three Months Ended
	December 31,	December 31,	September 30,
	2024	2023	2024
	(Dollars in thousands)
Interest Income	$82,585	$76,482	$83,796
Interest Expense	33,051	31,335	35,821

Net Interest Income	$49,534	$45,147	$47,975

Net interest margin	3.49%	3.30%	3.42%
Average interest-earning assets to average interest-bearing liabilities	127.0%	128.6%	126.8%

Net interest income for the fourth quarter of 2024 increased $4.4 million to $49.5 million, compared to $45.1 million for the fourth quarter of 2023. This year-over-year growth in net interest income was driven primarily by higher loan income and improved overall yields, as well as the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits. Compared to the linked quarter, net interest income in the fourth quarter of 2024 increased, reflecting the Company’s effective management of maturing/repricing time deposits, brokered deposits and interest-bearing demand deposits, reducing overall deposit rates and associated interest expense. Net interest margin was 3.49% in the fourth quarter of 2024, compared to 3.30% in the same period of 2023 and 3.42% in the third quarter of 2024. Compared to the prior-year fourth quarter, the average yield earned on loans increased 31 basis points, the average yield on investment securities increased 22 basis points and the average yield on other interest earning assets decreased 83 basis points. The average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreased 8 basis points, increased 2 basis points and decreased 35 basis points, respectively, in the three months ended December 31, 2024 compared to the three months ended December 31, 2023. The average interest rate spread was 2.87% for the three months ended December 31, 2024, compared to 2.65% for the three months ended December 31, 2023, and 2.74% for the three months ended September 30, 2024.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates, the Company has, from time to time, strategically utilized derivative financial instruments, primarily interest rate swaps, as part of its interest rate risk management strategy.

The following table presents the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	December 31,	December 31,	September 30,
	2024	2023	2024
	(in thousands)
Terminated interest rate swaps	$2,047	$2,047	$2,047
Active interest rate swaps	(2,172)	(5,694)	(2,743)

Increase (decrease) to interest income	$(125)	$(3,647)	$(696)

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, is being accreted to interest income on loans monthly until the original termination date of October 6, 2025. After such date, the Company will no longer have the benefit of that income from the terminated swap. In 2025, the Company anticipates recording approximately $2.0 million in interest income from the terminated swap in each of the first three quarters, after which no further interest income will be realized.

The Company’s net interest income in the fourth quarter of 2024 increased 9.7% compared to net interest income in the fourth quarter of 2023, and increased 3.2% compared to net interest income in the third quarter of 2024. The cost of deposits has been negatively impacted over several quarters by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. After the second quarter of 2023, the Company had a significant amount of time deposits maturing at relatively low interest rates. These deposits were either renewed at higher rates or withdrawn, requiring the Company to replace the withdrawn deposits with other funding sources at the prevailing higher market rates. Market rates for time deposits have recently declined as the FOMC cut the federal funds rate by 100 basis points in 2024 and signaled further rate cuts may occur. As of December 31, 2024, time deposit maturities over the next 12 months were as follows: within three months -- $724 million, with a weighted-average rate of 4.19%; within three to six months -- $306 million, with a weighted-average rate of 3.86%; and within six to twelve months -- $156 million, with a weighted-average rate of 3.34%. Based on time deposit market rates in December 2024, replacement rates for these maturing time deposits are likely to be approximately 3.50-4.00%.

NON-INTEREST INCOME

For the quarter ended December 31, 2024, non-interest income increased $371,000 to $6.9 million when compared to the quarter ended December 31, 2023, primarily as a result of the following items:

  Net gains on loan sales: Net gains on loan sales increased $427,000 compared to the prior-year quarter. The increase was partially due to an increase in the amount of fixed-rate single-family mortgage loans sold during the fourth quarter of 2024 compared to the fourth quarter of 2023. The Company also realized higher premiums on the sale of loans in the 2024 fourth quarter, as market interest rates were more stable when compared to the prior-year period.

  Other income: Other income increased $286,000 compared to the prior-year quarter. In the 2024 period, the Company recognized $268,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.

  Overdraft and insufficient funds fees: Overdraft and insufficient funds fees decreased $401,000 compared to the prior-year quarter. This decrease was primarily due to the continuation of a multi-year trend whereby our customers are choosing to forego authorizing payments of certain items which exceed their account balances, resulting in fewer overdrafts in checking accounts and related fees.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2024, non-interest expense increased $662,000 to $36.9 million when compared to the quarter ended December 31, 2023, primarily as a result of the following items:

  Other operating expenses: Other operating expenses increased $1.7 million from the prior-year quarter. In the quarter ended December 31, 2024, the Company expensed $2.0 million due to developments related to a litigation/contract dispute matter. See the “Business Initiatives” section of this release.

  Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $608,000 from the prior-year quarter, to $1.0 million. In the quarter ended December 31, 2023, the Company expensed a total of $918,000 related to training and implementation costs for the intended core systems conversion and professional fees to consultants engaged to support the Company’s proposed transition of core and ancillary software and information technology systems, with no such costs expensed in the quarter ended December 31, 2024.

  Salaries and employee benefits: Salaries and employee benefits decreased $458,000 from the prior-year quarter. In the fourth quarter of 2023, the Company recorded an expense totaling $441,000 related to discretionary bonuses awarded to various associates who were involved significantly in the intended software and systems transition; this was not repeated in the 2024 fourth quarter. Compensation costs related to originated loans (that are deferred under accounting rules) increased by $154,000 in the 2024 period compared to the 2023 period (resulting in lower expense in the 2024 period), as the volume of loans originated in the fourth quarter of 2024 increased compared to the fourth quarter of 2023.

The Company’s efficiency ratio for the quarter ended December 31, 2024, was 65.43% compared to 70.17% for the same quarter in 2023. The Company’s ratio of non-interest expense to average assets was 2.46% for the three months ended December 31, 2024, compared to 2.52% for the three months ended December 31, 2023. Average assets for the three months ended December 31, 2024, increased $248.8 million, or 4.3%, compared to the three months ended December 31, 2023, primarily due to growth in net loans receivable and available-for-sale securities.

INCOME TAXES

For the three months ended December 31, 2024 and 2023, the Company's effective tax rate was 16.9% and 19.7%, respectively. These effective rates were below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 20.0% in future periods.

CAPITAL

	December 31,	December 31,	September 30,
	2024	2023	2024
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	11.4%	11.0%	11.0%
Common Equity Tier 1 Capital Ratio	12.3%	11.9%	12.3%
Tier 1 Capital Ratio	12.8%	12.4%	12.8%
Total Capital Ratio	15.4%	15.2%	15.5%
Tangible Common Equity Ratio	9.9%	9.7%	10.0%

As of December 31, 2024, total stockholders’ equity was $599.6 million, representing 10.0% of total assets and a book value of $51.14 per common share. This compares to total stockholders’ equity of $571.8 million, or 9.8% of total assets, and a book value of $48.44 per common share at December 31, 2023. The $27.8 million increase in stockholders’ equity was primarily driven by $61.8 million in net income and an $11.9 million increase from stock option exercises, partially offset by $18.7 million in cash dividends declared on the Company’s common stock and $15.2 million in common stock repurchases.

Increased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, totaling $54.4 million (net of taxes) at December 31, 2024, also reduced stockholders’ equity by $11.9 million during the year. These net unrealized losses primarily resulted from increasing intermediate-term market interest rates, which generally decreased the fair value of the investment securities and interest rate swaps.

In addition, the Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $24.7 million at December 31, 2024, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes), they would have decreased total stockholder’s equity by $18.6 million at December 31, 2024. This amount was equal to 3.1% of total stockholders’ equity of $599.6 million at December 31, 2024.
In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock. As of December 31, 2024, approximately 443,000 shares remained available in our stock repurchase authorization. The Company repurchased 284,483 shares of its common stock at an average cost of $53.10 per share in the year ended December 31, 2024. During the three months ended December 31, 2024, the Company repurchased 44,550 shares of its common stock at an average price of $60.69, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $7.4 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At December 31, 2024, the Company had the following available secured lines and on-balance sheet liquidity:

December 31, 2024
Federal Home Loan Bank line	$1,058.8 million
Federal Reserve Bank line	346.4 million
Cash and cash equivalents	195.8 million
Unpledged securities – Available-for-sale	329.9 million
Unpledged securities – Held-to-maturity	25.0 million

During the three months ended December 31, 2024, the Company’s total deposits decreased $91.9 million. Interest-bearing checking balances decreased $21.4 million (1.0%), primarily in certain money market accounts, while non-interest-bearing checking balances decreased $13.8 million (1.6%). Time deposits generated through the Company’s banking center and corporate services networks decreased $18.4 million (2.3%). Brokered deposits decreased $38.3 million (4.7%) through a variety of sources.

During the year ended December 31, 2024, the Company’s total deposits decreased $116.2 million. Interest-bearing checking balances decreased $1.8 million (0.1%), while non-interest-bearing checking balances decreased $52.6 million (5.9%). Time deposits generated through the Company’s banking center and corporate services networks decreased $172.4 million (18.2%). Brokered deposits increased $110.6 million (16.7%) through a variety of sources.

At December 31, 2024, the Company had the following deposit balances:

December 31, 2024
Interest-bearing checking	$2,214.7 million
Non-interest-bearing checking	842.9 million
Time deposits	775.8 million
Brokered deposits	772.1 million

At December 31, 2024, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $670.3 million (15% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, increased $100.8 million, or 2.2%, from $4.59 billion at December 31, 2023 to $4.69 billion at December 31, 2024. This growth was primarily driven by an increase in other residential (multi-family) loans of $607.2 million and was partially offset by decreases in construction loans of $358.7 million, commercial business loans of $109.1 million and one- to four-family residential loans of $57.2 million. As construction projects reached completion, the associated loans were either reclassified to permanent loan categories or paid off.

The pipeline of unfunded loan commitments increased in the fourth quarter of 2024, primarily due to growth in the unfunded portion of construction loans. Despite this, total net loans, excluding mortgage loans held for sale, decreased by $20.1 million during the three months ended December 31, 2024.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2022
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$205,599	$205,677	$200,630	$206,992	$203,964	$199,182
Secured by real estate (not one- to four-family)	—	—	—	—	—	—
Not secured by real estate – commercial business	106,621	120,847	122,685	120,387	82,435	104,452

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	94,501	79,554	109,153	103,839	101,545	100,669
Secured by real estate (not one-to four-family)	703,947	477,741	570,621	680,149	719,039	1,444,450

Loan commitments not closed
Secured by real estate (one-to four-family)	14,373	20,622	21,698	20,410	12,347	16,819
Secured by real estate (not one-to four-family)	53,660	118,046	33,273	50,858	48,153	157,645
Not secured by real estate – commercial business	22,884	17,821	14,949	9,022	11,763	50,145

	$1,201,585	$1,040,308	$1,073,009	$1,191,657	$1,179,246	$2,073,362

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the quarter ended December 31, 2024, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $750,000 in the same period in 2023. Total net charge-offs were $155,000 for the three months ended December 31, 2024, compared to net charge-offs of $833,000 during the same period in the prior year. Additionally, for the quarter ended December 31, 2024, the Company recorded a provision for losses on unfunded commitments of $1.6 million, compared to a negative provision of $1.7 million for the same period in 2023.

The Bank’s allowance for credit losses as a percentage of total loans was 1.36% at December 31, 2024, consistent with 1.36% at September 30, 2024, and slightly down from 1.39% at December 31, 2023. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2024, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At December 31, 2024, non-performing assets were $9.6 million, a decrease of $2.2 million from $11.8 million at December 31, 2023, and an increase of $1.9 million from $7.7 million at September 30, 2024. Non-performing assets as a percentage of total assets were 0.16% at December 31, 2024, compared to 0.20% at December 31, 2023 and 0.13% at September 30, 2024.

Activity in the non-performing loans categories during the quarter ended December 31, 2024, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	553	—	—	—	—	—	(89)	464
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	593	2,067	—	—	—	—	(29)	2,631
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	6,102	—	—	—	(5,960)	(65)	—	77
Commercial business	139	245	—	—	—	—	—	384
Consumer	96	—	—	—	—	(75)	(4)	17
Total non-performing loans	$7,483	$2,312	$—	$—	$(5,960)	$(140)	$(122)	$3,573

  Compared to September 30, 2024, non-performing loans decreased $3.9 million
  During the three months ended December 31, 2024, a single loan totaling $6.0 million which had been collateralized by an office building in Missouri was transferred from the non-performing commercial real estate category to foreclosed assets
  The non-performing one- to four-family residential category consisted of seven loans
  The largest relationship in the one- to four-family residential category totaled $2.1 million, was added in the current quarter and is collateralized by three rental duplexes, a one- to four-family residential property and a condominium unit
  The land development category consisted of one loan added earlier in 2024. This loan is collateralized by improved commercial land in the Omaha, Neb. area

Activity in the potential problem loans category during the quarter ended December 31, 2024, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	668	601	(60)	—	—	—	(7)	1,202
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	4,339	—	—	—	—	—	(8)	4,331
Commercial business	193	—	—	—	—	—	(193)	—
Consumer	790	869	(116)	—	(4)	(5)	(5)	1,529
Total potential problem loans	$5,990	$1,470	$(176)	$—	$(4)	$(5)	$(213)	$7,062

  Compared to September 30, 2024, potential problem loans increased $1.1 million
  At December 31, 2024, the commercial real estate category consisted of three loans, all of which are part of one relationship and were added earlier in 2024
  The commercial real estate relationship is collateralized by three nursing care facilities located in southwest Missouri. The borrower’s business cash flow was negatively impacted by a reduction in labor participation and increased operating costs as well as ongoing changes to the Missouri Medicaid reimbursement rate. Monthly payments were timely made prior to the transfer to this category and have continued to be paid timely
  At December 31, 2024, the one- to four-family residential category consisted of 11 loans, five of which were added during the current quarter
  The largest relationship in the one- to four-family category totaled $234,000 and was added in the fourth quarter of 2024
  At December 31, 2024, the consumer category of potential problem loans consisted of 12 loans, five of which were added during the current quarter
  The consumer category includes one home equity loan totaling $748,000 related to the nursing care facility relationship noted above. Another home equity loan totaling $642,000 is associated with the larger one- to four-family residential relationship mentioned above

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2024 was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	230	5,960	(230)	—	—	5,960
Commercial business	—	—	—	—	—	—
Consumer	33	34	(34)	—	—	33
Total foreclosed assets and repossessions	$263	$5,994	$(264)	$—	$—	$5,993

  Compared to September 30, 2024, foreclosed assets increased $5.7 million
  The commercial real estate category of foreclosed assets consisted of one office building located in Missouri that previously collateralized a $6.0 million loan that was transferred from non-performing loans during the fourth quarter of 2024

BUSINESS INITIATIVES

Great Southern has previously reported certain issues and contractual disputes regarding its proposed conversion to a new core banking platform to be delivered by a third-party vendor. This ultimately led to Great Southern terminating the Master Agreement with the third-party vendor and initiating litigation against them, with the third-party vendor filing a counterclaim against Great Southern.

In December 2024, an agreement in principle was reached between Great Southern and the third-party vendor whereby the Master Agreement would be terminated and the parties’ card servicing agreement would be continued and expanded. Great Southern has recorded a $2.0 million accrued expense for the fourth quarter of 2024 in connection with these developments. However, at this time, no assurance can be given as to when or whether final agreements will be executed and a full settlement of the matter will be achieved.

The Company is advancing with updates and growth in operational programs with its current core banking provider. Multiple projects covering a full array of products and services are moving forward with expected completion in the third quarter of 2025.

In 2025, the Company plans to replace one banking center in Springfield, Mo. with a newly constructed building on the same property at 723 N. Benton. The new facility, designed as a next-generation banking center, will allow for flexibility of new designs, processes, technology and tools balanced with customer convenience. Construction on the new building is expected to begin in the first quarter of 2025, with completion anticipated in the fourth quarter of 2025. During construction, customers will be served in a temporary facility on the property. The Company also has 11 other banking centers and an Express Center in Springfield.

Earnings Conference Call

The Company will host a conference call on Wednesday, January 22, 2025, at 2:00 p.m. Central Time to discuss fourth quarter 2024 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BI9944193d97fe4001ba763ec7ea35cc62.

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2023, and for all periods other than the year ended December 31, 2023, is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and years ended December 31, 2024 and 2023, and the three months ended September 30, 2024, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2024	2023
Selected Financial Condition Data:	(In thousands)

Total assets	$5,981,628	$5,812,402
Loans receivable, gross	4,761,848	4,661,348
Allowance for credit losses	64,760	64,670
Other real estate owned, net	5,993	23
Available-for-sale securities, at fair value	533,373	478,207
Held-to-maturity securities, at amortized cost	187,433	195,023
Deposits	4,605,549	4,721,708
Total borrowings	679,341	423,806
Total stockholders’ equity	599,568	571,829
Non-performing assets	9,566	11,771

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024
	(In thousands)
Selected Operating Data:
Interest income	$82,585	$76,482	$324,698	$296,835	$83,796
Interest expense	33,051	31,335	135,555	103,620	35,821
Net interest income	49,534	45,147	189,143	193,215	47,975
Provision (credit) for credit losses on loans and unfunded commitments	1,556	(939)	2,716	(3,079)	1,137
Non-interest income	6,934	6,563	30,565	30,073	6,992
Non-interest expense	36,947	36,285	141,495	141,023	33,717
Provision for income taxes	3,043	3,219	13,690	17,544	3,623
Net income	$14,922	$13,145	$61,807	$67,800	$16,490

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.27	$1.11	$5.26	$5.61	$1.41
Book value	$51.14	$48.44	$51.14	$48.44	$52.40

Earnings Performance Ratios:
Annualized return on average assets	1.00%	0.91%	1.05%	1.19%	1.11%
Annualized return on average common stockholders’ equity	9.76%	9.71%	10.55%	12.31%	11.10%
Net interest margin	3.49%	3.30%	3.42%	3.57%	3.42%
Average interest rate spread	2.87%	2.65%	2.76%	2.97%	2.74%
Efficiency ratio	65.43%	70.17%	64.40%	63.16%	61.34%
Non-interest expense to average total assets	2.46%	2.52%	2.40%	2.47%	2.27%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.36%	1.39%	1.36%	1.39%	1.36%
Non-performing assets to period-end assets	0.16%	0.20%	0.16%	0.20%	0.13%
Non-performing loans to period-end loans	0.07%	0.25%	0.07%	0.25%	0.16%
Annualized net charge-offs to average loans	0.01%	0.07%	0.03%	0.02%	0.13%

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	December 31, 2024	December 31, 2023	September 30, 2024

Assets
Cash	$109,366	$102,529	$105,098
Interest-bearing deposits in other financial institutions	86,390	108,804	103,267
Cash and cash equivalents	195,756	211,333	208,365

Available-for-sale securities	533,373	478,207	565,225
Held-to-maturity securities	187,433	195,023	189,257
Mortgage loans held for sale	6,937	5,849	9,959
Loans receivable, net of allowance for credit losses of $64,760 – December 2024; $64,670 – December 2023; $64,915 – September 2024	4,690,393	4,589,620	4,711,276
Interest receivable	20,430	21,206	22,262
Prepaid expenses and other assets	136,594	106,225	142,685
Other real estate owned and repossessions, net	5,993	23	263
Premises and equipment, net	132,466	138,591	133,311
Goodwill and other intangible assets	10,094	10,527	10,202
Federal Home Loan Bank stock and other interest-earning assets	28,392	26,313	17,912
Current and deferred income taxes	33,767	29,485	25,804

Total Assets	$5,981,628	$5,812,402	$6,036,521

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,605,549	$4,721,708	$4,697,460
Securities sold under reverse repurchase agreements with customers	64,444	70,843	75,829
Short-term borrowings	514,247	252,610	442,246
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,876	74,579	74,802
Accrued interest payable	12,761	6,225	12,002
Advances from borrowers for taxes and insurance	5,272	4,946	9,625
Accounts payable and accrued expenses	70,634	76,401	79,746
Liability for unfunded commitments	8,503	7,487	6,947
Total Liabilities	5,382,060	5,240,573	5,424,431

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2024, December 2023 and September 2024 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2024 – 11,723,548 shares; December 2023 – 11,804,430 shares; September 2024 – 11,680,968 shares	117	118	117
Additional paid-in capital	50,336	44,320	47,914
Retained earnings	603,477	569,872	593,422
Accumulated other comprehensive loss	(54,362)	(42,481)	(29,363)
Total Stockholders’ Equity	599,568	571,829	612,090

Total Liabilities and Stockholders’ Equity	$5,981,628	$5,812,402	$6,036,521

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2024	2023	2024	2023	2024
Interest Income
Loans	$75,380	$70,194	$297,176	$271,952	$76,425
Investment securities and other	7,205	6,288	27,522	24,883	7,371
	82,585	76,482	324,698	296,835	83,796
Interest Expense
Deposits	25,799	27,089	109,705	88,757	28,486
Securities sold under reverse repurchase agreements	295	334	1,407	1,205	385
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5,417	2,344	18,222	7,500	5,388
Subordinated debentures issued to capital trust	434	463	1,798	1,736	456
Subordinated notes	1,106	1,105	4,423	4,422	1,106
	33,051	31,335	135,555	103,620	35,821

Net Interest Income	49,534	45,147	189,143	193,215	47,975
Provision for Credit Losses on Loans	—	750	1,700	2,250	1,200
Provision (Credit) for Unfunded Commitments	1,556	(1,689)	1,016	(5,329)	(63)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	47,978	46,086	186,427	196,294	46,838

Noninterest Income
Commissions	217	266	1,227	1,153	360
Overdraft and Insufficient funds fees	1,314	1,715	5,140	7,617	1,307
POS and ATM fee income and service charges	3,348	3,142	13,586	14,346	3,467
Net gains on loan sales	899	472	3,779	2,354	1,076
Late charges and fees on loans	132	332	512	786	77
Loss on derivative interest rate products	(1)	(103)	(58)	(337)	(37)
Other income	1,025	739	6,379	4,154	742
	6,934	6,563	30,565	30,073	6,992

Noninterest Expense
Salaries and employee benefits	19,509	19,967	78,599	78,521	19,548
Net occupancy and equipment expense	8,300	7,976	32,118	30,834	8,138
Postage	884	1,004	3,329	3,590	861
Insurance	1,163	1,364	4,622	4,542	1,052
Advertising	955	896	3,124	3,396	928
Office supplies and printing	273	237	1,008	1,057	232
Telephone	697	682	2,772	2,730	669
Legal, audit and other professional fees	1,001	1,609	5,399	7,086	809
Expense (income) on other real estate and repossessions	(114)	48	(304)	311	(536)
Acquired intangible asset amortization	108	58	433	286	108
Other operating expenses	4,171	2,444	10,395	8,670	1,908
	36,947	36,285	141,495	141,023	33,717

Income Before Income Taxes	17,965	16,364	75,497	85,344	20,113
Provision for Income Taxes	3,043	3,219	13,690	17,544	3,623

Net Income	$14,922	$13,145	$61,807	$67,800	$16,490

Earnings Per Common Share
Basic	$1.27	$1.11	$5.28	$5.65	$1.41
Diluted	$1.27	$1.11	$5.26	$5.61	$1.41

Dividends Declared Per Common Share	$0.40	$0.40	$1.60	$1.60	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.2 million and $1.3 million for the three months ended December 31, 2024 and 2023, respectively. Net fees included in interest income were $4.6 million and $5.7 million for the years ended December 31, 2024 and 2023, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2024	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.15%	$839,654	$8,593	4.07%	$896,529	$8,570	3.79%
Other residential	6.91	1,526,985	27,665	7.21	818,510	14,506	7.03
Commercial real estate	6.08	1,540,255	23,915	6.18	1,487,029	22,162	5.91
Construction	6.94	477,168	8,840	7.37	936,843	17,455	7.39
Commercial business	5.76	218,605	3,418	6.22	342,009	5,158	5.98
Other loans	6.06	171,514	2,746	6.37	175,628	2,123	4.80
Industrial revenue bonds	5.95	11,509	203	7.01	12,176	220	7.17

Total loans receivable	6.08	4,785,690	75,380	6.27	4,668,724	70,194	5.96

Investment securities	3.07	752,705	6,051	3.20	658,106	4,938	2.98
Other interest-earning assets	4.36	99,900	1,154	4.60	98,702	1,350	5.43

Total interest-earning assets	5.68	5,638,295	82,585	5.83	5,425,532	76,482	5.59
Non-interest-earning assets:
Cash and cash equivalents		97,104			89,001
Other non-earning assets		263,099			235,161
Total assets		$5,998,498			$5,749,694

Interest-bearing liabilities:
Interest-bearing demand and savings	1.39	$2,244,878	8,835	1.57	$2,233,148	9,298	1.65
Time deposits	3.62	778,290	7,128	3.64	965,525	8,801	3.62
Brokered deposits	4.61	798,605	9,836	4.90	679,948	8,990	5.25
Total deposits	2.51	3,821,773	25,799	2.69	3,878,621	27,089	2.77
Securities sold under reverse repurchase agreements	1.38	74,292	295	1.58	71,556	334	1.85
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.69	441,975	5,417	4.88	167,409	2,344	5.55
Subordinated debentures issued to capital trust	6.43	25,774	434	6.70	25,774	463	7.12
Subordinated notes	5.90	74,846	1,106	5.88	74,542	1,105	5.88

Total interest-bearing liabilities	2.82	4,438,660	33,051	2.96	4,217,902	31,335	2.94
Non-interest-bearing liabilities:
Demand deposits		858,646			900,506
Other liabilities		89,407			89,771
Total liabilities		5,386,713			5,208,179
Stockholders’ equity		611,785			541,515
Total liabilities and stockholders’ equity		$5,998,498			$5,749,694

Net interest income:			$49,534			$45,147
Interest rate spread	2.86%			2.87%			2.65%
Net interest margin*				3.49%			3.30%
Average interest-earning assets to average interest-bearing liabilities		127.0%			128.6%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	December 31, 2024	Year Ended December 31, 2024			Year Ended December 31, 2023
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.15%	$866,735	$34,841	4.02%	$905,102	$33,693	3.72%
Other residential	6.91	1,213,729	88,364	7.28	822,955	56,274	6.84
Commercial real estate	6.08	1,514,012	94,094	6.21	1,493,130	87,670	5.87
Construction	6.94	694,724	52,841	7.61	908,558	65,999	7.26
Commercial business	5.76	244,419	15,800	6.46	308,049	18,310	5.94
Other loans	6.06	171,193	10,392	6.07	181,649	9,125	5.02
Industrial revenue bonds	5.95	11,721	844	7.20	12,413	881	7.10

Total loans receivable	6.08	4,716,533	297,176	6.30	4,631,856	271,952	5.87

Investment securities	3.07	719,553	22,501	3.13	685,496	19,942	2.91
Other interest-earning assets	4.36	98,594	5,021	5.09	98,049	4,941	5.04

Total interest-earning assets	5.68	5,534,680	324,698	5.87	5,415,401	296,835	5.48
Non-interest-earning assets:
Cash and cash equivalents		96,687			90,881
Other non-earning assets		254,847			212,914
Total assets		$5,886,214			$5,719,196

Interest-bearing liabilities:
Interest-bearing demand and savings	1.39	$2,228,614	38,140	1.71	$2,202,242	28,579	1.30
Time deposits	3.62	866,456	34,031	3.93	991,202	29,459	2.97
Brokered deposits	4.61	729,268	37,534	5.15	611,821	30,719	5.02
Total deposits	2.51	3,824,338	109,705	2.87	3,805,265	88,757	2.33
Securities sold under reverse repurchase agreements	1.38	75,575	1,407	1.86	82,218	1,205	1.47
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.69	358,262	18,222	5.09	142,866	7,500	5.25
Subordinated debentures issued to capital trust	6.43	25,774	1,798	6.98	25,774	1,736	6.74
Subordinated notes	5.90	74,734	4,423	5.92	74,430	4,422	5.94

Total interest-bearing liabilities	2.82	4,358,683	135,555	3.11	4,130,553	103,620	2.51
Non-interest-bearing liabilities:
Demand deposits		857,322			949,045
Other liabilities		84,249			88,678
Total liabilities		5,300,254			5,168,276
Stockholders’ equity		585,960			550,920
Total liabilities and stockholders’ equity		$5,886,214			$5,719,196

Net interest income:			$189,143			$193,215
Interest rate spread	2.86%			2.76%			2.97%
Net interest margin*				3.42%			3.57%
Average interest-earning assets to average interest-bearing liabilities		127.0%			131.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2024	2023
	(Dollars in thousands)

Common equity at period end	$599,568	$571,829
Less: Intangible assets at period end	10,094	10,527
Tangible common equity at period end (a)	$589,474	$561,302

Total assets at period end	$5,981,628	$5,812,402
Less: Intangible assets at period end	10,094	10,527
Tangible assets at period end (b)	$5,971,534	$5,801,875

Tangible common equity to tangible assets (a) / (b)	9.87%	9.67%

CONTACT:

Zack Mukewa,
Investor Relations,
(616) 233-0500
GSBC@lambert.com